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                                                                    Exhibit 10.4

                                AMENDMENT TO THE
                       STOCK INVESTMENT SUPPLEMENTAL PLAN


      WHEREAS, this Board has previously adopted the Marsh & McLennan Companies Stock Investment Supplemental Plan (the "Supplemental Plan") to provide benefits to certain employees of this Corporation and its subsidiaries who would have their benefits and contributions under the Marsh & McLennan Companies Stock Investment Plan (the "Stock Investment Plan") limited by certain provisions of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, the above-described increase in this Corporation's matching contributions under the Stock Investment Plan will be automatically provided under the Supplemental Plan without further action of this Board; and

      WHEREAS, this Board desires to amend the Supplemental Plan to mirror certain other provisions of the Stock Investment Plan; it is hereby

      RESOLVED, that, the Supplemental Plan is hereby amended to provide a diversification election comparable to that offered to eligible employees under the Stock Investment Plan pursuant to procedures to be established by the Supplemental Plan Administrator; and further

      RESOLVED, that the proper officers of this Corporation are hereby authorized and empowered to amend the Supplemental Plan in any and all respects as they, upon advice of counsel, may deem necessary or appropriate to implement the foregoing resolutions; and further

      RESOLVED, that the proper officers of this Corporation are hereby authorized and empowered to take all other steps and to execute and deliver all other instruments and documents as may be necessary or appropriate to carry out the intent and purpose of the foregoing resolutions.

Dated:  November 20, 1997